Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL FAX FILE	804 • 788 • 8200 804 • 788 • 8218 TBD

November 14, 2011

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

I.G.G. of America, Inc. and Imedex, LLC

Senior Notes Offering

Ladies and Gentlemen:

We have acted as special counsel to I.G.G. of America, Inc., a Maryland corporation (“IGG”), and Imedex, LLC, a Georgia limited liability company (“Imedex” and, together with IGG, the “Opinion Parties”), in connection with the offering and sale by AmerisourceBergen Corporation, a Delaware corporation (the “Parent”), of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2021 (the “Notes”) under a registration statement on Form S-3 (as amended, the “Registration Statement”), filed by the Parent with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on September 30, 2009 and the guarantees by each Opinion Party of the Parent’s obligations under the Notes (the “Guarantees”). The Notes and the Guarantees will be issued pursuant to the terms of that certain Indenture dated as of November 19, 2009 (the “Base Indenture”), by and between the Parent and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain Second Supplemental Indenture dated as of November 14, 2011 (the “Second Supplemental Indenture”), by and among the Parent, each Opinion Party, the other subsidiary guarantors party thereto and the Trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined executed counterparts or facsimile or photostatic copies of executed counterparts of the following:

1. the Base Indenture;

2. the Second Supplemental Indenture;

3. the Notation of Guarantee dated November 14, 2011, made by the Opinion Parties and other Guarantors;

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

AmerisourceBergen Corporation

November 14, 2011

4. the certificate of good standing with respect to IGG dated November 7, 2011, issued by the Department of Assessments and Taxation of the State of Maryland (the “IGG Good Standing Certificate”);

5. the certificate of existence with respect to Imedex dated November 7, 2011, issued by the Secretary of State of the State of Georgia (the “Imedex Good Standing Certificate”);

6. the Articles of Incorporation of IGG dated October 15, 1997, as amended, certified by the Secretary of IGG on the date hereof (the “Articles of Incorporation”), and the Bylaws of IGG dated October 1, 1997 (the “Bylaws” and, together with the Articles of Incorporation, the “IGG Governing Documents”);

7. the Articles of Organization of Imedex dated February 28, 2007, as amended, certified by the Secretary of Imedex on the date hereof (the “Articles of Organization”), and the Operating Agreement of Imedex dated February 28, 2007, as amended by the First Amendment to Operating Agreement dated December 17, 2007 (the “LLC Agreement” and, together with the Articles of Organization, the “Imedex Governing Documents”);

8. the unanimous written consent of the Board of Directors of IGG dated November 3, 2011 relating to the transactions contemplated by the Second Supplemental Indenture; and

9. the written consent of the Manager of Imedex dated November 3, 2011 relating to the transactions contemplated by the Second Supplemental Indenture.

In rendering the opinions expressed below, we have examined, and relied upon the accuracy of, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters. We have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such documents.

AmerisourceBergen Corporation

November 14, 2011

In rendering this opinion, our examination of matters of law has been limited to, and we express no opinion as to the law of any jurisdiction other than, the laws of the State of Maryland and the State of Georgia.

Based upon the foregoing, and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1. (a) IGG is a corporation validly existing under the laws of the State of Maryland and has all requisite corporate power and authority to perform its obligations under the Second Supplemental Indenture. Based solely on the IGG Good Standing Certificate, IGG is in good standing in the State of Maryland.

(b) Imedex is a limited liability company validly existing under the laws of the State of Georgia and has all requisite limited liability company power and authority to perform its obligations under the Second Supplemental Indenture. Based solely on the Imedex Good Standing Certificate, Imedex is in good standing in the State of Georgia.

2. Each Opinion Party has duly authorized, executed and delivered the Second Supplemental Indenture, including the Guarantees set forth therein.

3. (a) The execution and delivery of the Second Supplemental Indenture by IGG, and the consummation of the transactions contemplated thereby, do not violate the IGG Governing Documents.

(b) The execution and delivery of the Second Supplemental Indenture by Imedex, and the consummation of the transactions contemplated thereby, do not violate the Imedex Governing Documents.

We consent to the filing of this opinion as Exhibit 5.2 to the Parent’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC. Morgan, Lewis & Bockius LLP, counsel to the Parent, the Opinion Parties and the other subsidiary guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Maryland and Georgia law for purposes of its opinion in connection with the Notes and Guarantees.

AmerisourceBergen Corporation

November 14, 2011

This opinion speaks as of its date and does not purport to address matters which may arise after such date. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth. Finally, our opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

Very truly yours,

/s/ Hunton & Williams LLP